EXHIBIT 99.1

                 Boots & Coots Reports Second Quarter
                               Results


    HOUSTON--(BUSINESS WIRE)--August 6, 2007--Boots & Coots International Well Control, Inc. (AMEX:WEL), announced net income attributable to common stockholders of $0.3 million for the quarter ended June 30, 2007 compared $2.6 million for the same quarter last year. Revenues for the quarter were $22.0 million compared to $23.5 million for the same quarter last year. EBITDA (earnings before interest, income taxes, depreciation and amortization; see the reconciliation and rationale for this non-GAAP financial measure below) was $2.0 million for the quarter compared to $6.1 million for the second quarter last year.

    For the six months ended June 30, 2007, Boots & Coots announced net income attributable to common stockholders of $0.7 million, or $0.01 per diluted share, compared to $3.9 million, or $0.08 per diluted share, for the same period last year. Revenues for the six months were $44.2 million compared to $35.0 million for the same period last year. EBITDA was $4.8 million for the six months compared to $8.6 million for first six months of 2006. During the current six month period, Boots & Coots incurred start up expenses of $1.4 million for hydraulic workover and SafeGuard operations in North Texas, the Middle East and North Africa.

    "During the second quarter we continued to experience the effects of delays in certain customer projects in the Gulf of Mexico and Venezuela," stated Jerry Winchester, president and chief executive officer. "While activity increased somewhat during the quarter, levels continue to be lower than last year."

    "We anticipate increased activity in the Middle East during the second half of the year that will help offset lower activity in the Gulf of Mexico and Venezuela," added Mr. Winchester. "Additionally, we expect contributions from our recent investment in snubbing operations in the Mid-Continent and Rockies regions and our start up rental tools services business. Our expansion into the Mid-Continent and Rockies will provide us with a larger domestic presence focused in areas experiencing increased activity levels, and will expand our opportunities to add complementary service lines, such as our rental tools business. We believe our investments in North America land, the Middle East and North Africa will result in considerable growth opportunities."

    Business Segment Results

    Well Intervention

    For the quarter ended June 30, 2007, the Well Intervention segment generated revenues of $18.3 million and EBITDA of $0.6 million, compared to revenues of $22.8 million and EBITDA of $5.9 million for the same quarter last year. Similar to the first quarter of 2007, the second quarter was impacted by lower revenues primarily from the Gulf of Mexico and Venezuela, partially offset by growth in the Company's Safeguard service line. Quarter-over-quarter, the cost increases are due to revenue mix and semi-fixed costs related to the hydraulic workover business in the Gulf of Mexico and Venezuela, and to start up expenses of $1.2 million for operations in North Texas, the Middle East and North Africa.

    For the six months ended June 30, 2007, Well Intervention generated revenues of $39.2 million and EBITDA of $3.0 million, compared to revenues of $32.8 million and EBITDA of $7.9 million for the same period last year. The year-to-year cost increases are due to the inclusion of six months of hydraulic workover results compared to four months in 2006, to revenue mix and semi-fixed costs related to the hydraulic workover business in the Gulf of Mexico and Venezuela, and to start up expenses of $1.4 million as explained above.

    Response

    For the quarter ended June 30, 2007, the Response segment generated revenues of $3.6 million and EBITDA of $1.4 million, compared to revenues of $0.7 million and EBITDA of $0.2 million for the same quarter last year primarily due to increased international activity. During the quarter, Boots & Coots responded to 12 critical well events in six countries, including the US. For the six months ended June 30, 2007, the Response segment generated revenues of $5.0 million and EBITDA of $1.7 million, compared to revenues of $2.2 million and EBITDA of $0.8 million for the same period last year.

    Conference Call

    Boots & Coots will discuss 2007 second quarter results via a conference call and Webcast tomorrow, August 7, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The dial-in number for the call is 800-659-2056, passcode 'Boots & Coots'. To listen to the live Webcast, log on to www.boots-coots.com/investor/invest.htm and click on the 2007 Second Quarter Earnings Webcast link. A replay of the Webcast will be available on the investor relations page of the Company's Website within 24 hours of the call. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 34294822.

    About Boots & Coots

    Boots & Coots International Well Control, Inc., Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots' Well Intervention segment consists of services that are designed to enhance production for oil and gas operators and reduce the number and severity of critical well events such as well fires, blowouts or other losses of control at the well. This segment includes services performed by hydraulic workover and snubbing units and the rental of pressure control tools that are used to enhance production of oil and gas wells. The scope of these services also includes prevention services such as training, contingency planning, well plan reviews, audits, inspection services and engineering services offered through our Safeguard programs and services offered in conjunction with our WELLSURE(R) risk management program. Boots & Coots' Response segment consists of personnel, equipment and services provided during an emergency response such as a critical well event or a hazardous material response. These services may also include snubbing and other workover services and rentals provided during the course of responding to a critical well event.

    Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Boots & Coots cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Boots & Coots' SEC filings, which are available free of charge on the SEC's web site at www.sec.gov.



                          (Tables to follow)

            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              (000's except share and per share amounts)
                             (unaudited)

                           Three Months Ended      Six Months Ended
                                June 30,               June 30,
                          --------------------- ----------------------
                             2007       2006       2007       2006
                          ---------- ---------- ---------- -----------

REVENUES                     $21,955    $23,472    $44,211    $34,992

COST OF SALES, excluding
 depreciation and
 amortization                 13,838     12,808     27,833     18,108
                          ---------- ---------- ---------- -----------

    Gross Margin               8,117     10,664     16,378     16,884

OPERATING EXPENSES             4,527      3,461      8,986      6,331
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES       1,449      1,000      2,451      1,818
FOREIGN CURRENCY
 TRANSLATION                     115         94        183        112
DEPRECIATION AND
 AMORTIZATION                  1,396      1,456      2,710      2,028
                          ---------- ---------- ---------- -----------

OPERATING INCOME                 630      4,653      2,048      6,595

INTEREST EXPENSE AND
 OTHER, net                      247        792        980      1,349
                          ---------- ---------- ---------- -----------

INCOME BEFORE INCOME
 TAXES                           383      3,861      1,068      5,246
INCOME TAX EXPENSE               109      1,229        330      1,936
                          ---------- ---------- ---------- -----------

NET INCOME                       274      2,632        738      3,310
                          ---------- ---------- ---------- -----------

PREFERRED DIVIDEND
 REQUIREMENTS AND
 ACCRETIONS                       --         --         --       (616)
                          ---------- ---------- ---------- -----------

NET INCOME ATTRIBUTABLE
 TO COMMON STOCKHOLDERS         $274     $2,632       $738     $3,926
                          ========== ========== ========== ===========

Basic Earnings per Common
 Share                         $0.00      $0.05      $0.01      $0.08
                          ========== ========== ========== ===========

Weighted Average Common
 Shares Outstanding -
 Basic                    70,916,000 58,436,000 65,092,000 48,667,000
                          ========== ========== ========== ===========

Diluted Earnings per
 Common Share                  $0.00      $0.04      $0.01      $0.08
                          ========== ========== ========== ===========

Weighted Average Common
 Shares Outstanding -
 Diluted                  73,149,000 62,259,000 67,395,000 51,879,000
                          ========== ========== ========== ===========




Information concerning operations in different business segments for the three and six months ended June 30, 2007 and 2006 is presented below. Certain reclassifications have been made to the prior periods to conform to the current presentation.

                                   (unaudited)         (unaudited)
                               Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Revenues
  Well Intervention            $ 18,343  $  22,806 $  39,186 $  32,837
  Response                        3,612        666     5,025     2,155
                               --------- --------- --------- ---------
                               $ 21,955  $  23,472 $  44,211 $  34,992
                               --------- --------- --------- ---------
EBITDA(a)
  Well Intervention            $    646  $   5,915 $   3,009 $   7,866
  Response                        1,380        194     1,749       757
                               --------- --------- --------- ---------
                               $  2,026  $   6,109 $   4,758 $   8,623
                               --------- --------- --------- ---------
Depreciation and Amortization
 (b)
  Well Intervention            $  1,344  $   1,440 $   2,643 $   1,985
  Response                           52         16        67        43
                               --------- --------- --------- ---------
                               $  1,396  $   1,456 $   2,710 $   2,028
                               --------- --------- --------- ---------
Operating Income (Loss) (b)
  Well Intervention            $   (698) $   4,475 $     366 $   5,881
  Response                        1,328        178     1,682       714
                               --------- --------- --------- ---------
                               $    630  $   4,653 $   2,048 $   6,595
                               --------- --------- --------- ---------

(a) EBITDA represents earnings before interest, taxes, depreciation and amortization. See the reconciliation and rationale for this non-GAAP financial measure below.

(b) Operating expenses and depreciation and amortization have been charged to each segment based upon specific identification of expenses and an allocation of remaining non-segment specific expenses pro rata between segments based upon relative revenues.




            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
          RECONCILIATION BETWEEN CONSOLIDATED STATEMENTS OF
    INCOME AND EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
                             AMORTIZATION
                            (in thousands)
                             (unaudited)

                              Three Months Ended   Six Months Ended
                                   June 30,            June 30,
                              ------------------- -------------------
                                2007      2006      2007      2006
                              --------- --------- --------- ---------
Net Income                     $    274  $  2,632  $    738  $  3,310
Income Tax Expense             $    109  $  1,229  $    330  $  1,936
Interest Expense and Other,
 net                           $    247  $    792  $    980  $  1,349
Depreciation and Amortization $ 1,396 $ 1,456 $ 2,710 $ 2,028 Earnings Before Interest,
 Taxes, Depreciation and
 Amortization (EBITDA) (a)     $  2,026  $  6,109  $  4,758  $  8,623

(a) Earnings before Interest, Income taxes, Depreciation, Depletion and Amortization ("EBITDA") is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements. "GAAP" refers to generally accepted accounting principles in the United States of America. Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever we refer to a non-GAAP financial measure, we also present the most directly comparable financial measure and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure. Management believes that EBITDA may provide additional information with respect to the Company's performance or ability to meet its debt service and working capital requirements.




            BOOTS & COOTS INTERNATIONAL WELL CONTROL, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               June 30,   December 31,
                                                 2007         2006
                                             ------------ ------------
                                             (unaudited)
Current Assets                                  $  67,941    $  52,347
Current Liabilities                             $  17,234    $  26,835
Total Working Capital (a)                       $  50,707    $  25,512
Total Assets                                    $ 118,368    $ 101,017
Long-Term Debt and Notes Payable, net of
 Current Portion                                $  26,063    $  29,492
Total Liabilities                               $  49,174    $  62,595
Total Stockholders' Equity                      $  69,194    $  38,422

(a) The Company defines Working Capital as all current assets, including cash, less all current liabilities which includes current maturities of long term debt.



    CONTACT: Boots & Coots International Well Control, Inc.
             Investor Contact:
             Jennifer Tweeton, 281-931-8884
             jtweeton@boots-coots.com
             or
             Company Contact:
             Chief Financial Officer
             Gabriel Aldape, 281-931-8884
             investorrelations@bncg.com